                                                                   Exhibit 10.10


                SPECIFIC CO-OPERATION AND DEVELOPMENT AGREEMENT



                                    between



                              ERICSSON TELECOM AB



                                      and



                                     OZ.COM



                            For COMMUNITIES and LINK

[TABLE OF CONTENTS TO BE UPDATED]

1    Background                                   3
2    Virtual company                              3
3    Ordering procedures/Revenues and costs       4
4    Contact persons                              5
5    Amendment of the development work            7
6    Insurance                                    7
7    Term                                         7
8    Copies of the Agreement                      7


     Appendix 1: Frame Purchase Order

                                                                            3(7)

         This Specific Co-operation and Development Agreement is made between:

         Ericsson Telecom AB ("Ericsson"), registration number 556251-3258, a limited liability company duly incorporated under the laws of Sweden and having its principal place of business at Telefonplan, S-126 25 Stockholm, Sweden,

         and

         OZ.COM ("OZ"), U.S. tax identification number 95-4560875, a corporation duly incorporated under the laws of California and having its principal place of business at 525 Brannan Street, Fourth Floor, San Francisco, CA 94107, U.S.A.

         Ericsson and OZ are hereinafter also referred to as individually the "Party" or collectively the "Parties".

1        BACKGROUND

1.1 This Specific Co-operation and Development Agreement (the "SCDA") is an agreement under the General Co-operation and Development Agreement (the "GCDA") between the Parties entered into on even date herewith, and the terms and conditions set out therein shall form an integral part of this SCDA.

1.2 The defined terms used in the GCDA shall have the same meaning in this SCDA, unless the context would obviously require otherwise.

1.3 The conditions specified herein shall apply to any Development Work executed by OZ for Ericsson according to Appendix 1, unless otherwise agreed in writing in a Purchase Order issued by Ericsson and confirmed by OZ in writing. Ericsson's General Purchasing Conditions, even if enclosed to the Purchase Order, shall not apply to any Development Work.

2        VIRTUAL COMPANY

2.1 The Development Work around the Community/LINK will be organised in a form that shall resemble a real small company, i.e. a virtual company (hereinafter the "Company"). The Company will, however, not be a legal entity of its own and will not be deemed to be a partnership in the legal sense of that term.

2.2 Each Party will contribute personnel both at the management and board level and in the day-to-day Development Work as further specified herein. However, Ericsson will be the ordering Party and OZ shall perform the Development Work on assignment from Ericsson.

2.3 The Product Unit IP Services within Ericsson's business unit Datacom Networks & IP Services will be the Ericsson representative delivering the assignments, unless Ericsson decides otherwise and informs OZ of such change.

2.4 A board of directors (the "Board") will be responsible for management of the Company. Ericsson shall appoint the majority number of the Board members. OZ will have at least one member of the Board. In case of different opinions of the Board, each Board member shall discuss internally with its respective company and then the Board shall reconvene within fifteen (15) days to resolve the issue. In case Ericsson and OZ have different opinions the opinion of Ericsson shall prevail.

                                                                            4(7)


2.5 The Company will be headed by a Managing Director ("MD"), who shall report on a regular basis to the Board. The MD will be responsible for operating the business on a daily basis, following the guidelines and directives set out by the board of directors.

2.6 Initially, the Company's organisation will be project driven, focusing on the defined Solution and marketing strategies and timely delivery of the first functional Solution prototype.

2.7 All Development Work shall be performed by teams that would normally consist of personnel from both Ericsson and OZ. The teams will have the main responsibility in the areas of product provisioning, marketing and customer support.

2.8 Decision making shall be delegated to the different teams in order to avoid bottlenecks in the decision making process and to create commitment by the team members and a speedy process. The teams shall be encouraged to decide on e.g. distribution of work and technical solutions.

2.9 The teams shall be manned with the most appropriate personnel, regardless of which Party they represent. Mixed teams with personnel from both Ericsson and OZ shall be encouraged.

3      ORDERING PROCEDURES/REVENUES AND COSTS

3.1 Ericsson shall order Development Work by issuing Purchase Order(s) consistent with this SCDA and the Frame Purchase Order attached hereto, Appendix 1.

3.2.1 Revenues from sales under this SCDA shall be shared between the Parties as set out below.

          Ericsson                                OZ
          85%                                     15%

3.2.2 The Parties have agreed on the following levels and distribution of costs:

       OPERATING COSTS.

                                             Ericsson            OZ
          Sales and marketing
          32% of sales                       95%                   5%

          General and Admin.
          20% of sales                       95%                   5%

          Development (improved platform,
               made by OZ)
          2% of sales                         0%                 100%

          Customer support ("give away")
          3% of sales                        66%                  34%

3.3 The hourly fee shall cover actual costs related to personnel, including salaries and salary-related costs, compensation for overtime and taxes and costs for work places including PC/workstation, furniture and office equipment, related to the design and

                                                                            5(7)

     test personnel that work on the project. Such price shall also cover assignment specific costs for methods and tools. The hourly fee shall not include a profit margin.

3.4 The hourly fee shall not cover costs for travelling. Travelling expenses and allowances shall, If such travel is approved in writing by Ericsson, be payable in accordance with the travelling compensation regulations of Ericsson. Compensation for travelling time shall however, not be payable. OZ shall receive compensation for verified disbursements agreed to in advance.

3.5 The hourly fee shall not cover assignment specific costs for test equipment. Costs for specific test equipment shall, if such equipment is approved in writing by Ericsson, be born by Ericsson.

3.6 The hourly fee shall not cover costs for general administration. OZ' costs for general administration related to development work performed for Ericsson shall be invoiced to Ericsson as additional man hours, with the same cost per man hour as agreed for development work. Such cost shall be calculated as 10% of the invoiced fee for development work.

3.7 The hourly fee shall not cover project related costs for project management, product management, product marketing, quality control, demonstration assistance, etc. Such costs shall be invoiced to Ericsson as payment for actually worked man hours, with the same cost per man hour as agreed for design hours.

3.8 When either Party's personnel are stationed in the other Party's premises, appropriate workstations, furniture and office equipment shall be provided free of charge by the hosting Party.

3.9 Ericsson is responsible for supplying OZ with a forecast of how many hours of work that is expected to be ordered each year, as detailed in Appendix
     1. A quarterly review of the resource planning and possible impacts on this SCDA shall be made, and the result thereof shall be reported to the Board.

3.10 When ordering Development Work, Ericsson shall issue a Purchase Order that includes:

     a)   the number of man hours that are ordered;
     b)   any specific requirements on personnel;
     c)   any specific requirements on reporting routines; and
     d)   any other specific requirements related to the assignment

4    CONTACT PERSONS

4.1 Any notice required or permitted to be given by either Party shall be in writing and may be sent by registered airmail letter, by telefax, by electronic mail confirmed by registered airmail letter, or by personal delivery.

     Such notice shall be deemed to be given

     - if sent by registered airmail letter -- five days after the day of dispatch,

     - if sent by telex, telefax or electronic mail -- on the day of dispatch of the letter of confirmation,

     -    if sent by personal delivery -- on the day of delivery.

                                                                            6(7)

4.2 Any notices shall be delivered to the Parties contact person set out below.

                               Commercial matters

                                          Ericsson

                              Name:       Fred Skogli

                              Address:    Ericsson Telecom AB
                                          Product Unit IP Services
                                          S-126 25 Stockholm
                                          Sweden

                              Telephone:  +46 (0) 8 7190000

                              E-mail:     fred.skogli@etx.ericsson.se


                                          OZ

                              Name:       Skuli Mogensen

                              Address:    OZ.COM
                                          Snorrabraut 54
                                          105 Reykjavik
                                          Iceland

                              Telephone:  +354 535 0000

                              E-mail:     skuli@oz.is


                               Technical matters

                                          Ericsson

                              Name:       Peter Lindberg

                              Address:    Ericsson Telecom AB
                                          Product Unit IP Services
                                          S-126 25 Stockholm
                                          Sweden

                              Telephone:  +46 (0) 8 7190000

                              E-mail:     peter.lindberg@etx.ericsson.se


                                          OZ

                              Name:       Kjartan Emilsson

                              Address:    OZ.COM
                                          Snorrabraut 54
                                          105 Reykjavik
                                          Iceland

                              Telephone:  +354 535 0000

                              E-mail:     kjartan@oz.is

                                                                            7(7)

5    AMENDMENTS OF THE DEVELOPMENT WORK

     Amendments, additions to or limitations of the Development Work must be in writing and executed by the Parties to be valid. However, amendments of fixed prices or of Frame Purchase Order limits must, to be valid, be made through a decision by the Board of the Company. Each Party undertakes to propose such alterations of the Development Work that it considers would improve the result with respect to technical features, costs or otherwise in favour of any Party.


6    INSURANCE

6.1 OZ shall ensure that it is insured against accidents, torts and third-party liability for adequate amounts, however not less than SEK ten million (10.000.000), during each calendar year. This insurance shall also cover Ericsson's documents in OZ's possession and resources provided by Ericsson that are in OZ's custody.

6.2 OZ shall upon request by Ericsson be able to present a certificate of insurance.

7    TERM

     This SCDA shall be effective from the date of its execution until December 31, 2001. Unless terminated by either Party's written notice, the term of this SCDA shall be extended one (1) year at the time.


8    COPIES OF THE AGREEMENT

     This SCDA has been made in two (2) original copies, of which Ericsson and OZ have received one each.

     IN WITNESS WHEREOF, this SCDA has been duly signed by the Parties hereto, at the places and on the days written below.

     ERICSSON TELECOM AB                     OZ.COM



     By: /s/ Rolf Eriksson                   By: /s/ Skuli Mogensen
        -------------------                      -------------------
             Rolf Eriksson                           Skuli Mogensen
             Vice President                          Chief Executive Officer


     Stockholm, Feb 4, 1999                  Feb 4th 99 Stockholm, 1994
     ======================                  ==========================

     Date and place                          Date and place

                                                             Appendix 1 to SCDA

          FRAME PURCHASE ORDER FOR FOR DEVELOPMENT WORK ORDERED BY ERICSSON FROM OZ FOR COMMUNITIES/LINK.

1         PARTIES

          Ericsson Telecom AB, Stockholm, Sweden ("Ericsson") oz.com inc, San Francisco, USA ("OZ")

2         GENERAL

          This Frame Purchase Order sets forth specific terms applicable when development work is ordered by Ericsson from OZ under the Special Cooperation and Development Agreement.

3         RESOURCE PLANNING

          Ericsson shall quarterly by means of a resource planning process submit a rolling forecast for new assignments planned according to this Frame Purchase Order for the next six to twelve months.

          The board of the virtual company may decide to change and update this Frame Purchase Order, based on the result of the quarterly review of the resource planning.

          OZ shall maintain and quarterly submit to the Ericsson an overview plan of committed assignments according to this Frame Purchase Order, of available resources and competence and resource limits.

          The resource planning will be used as a basis for financial estimates. Consequently the invoicing of current account assignments shall correspond to the resource plan submitted. In case of significant deviations from the resource plan it is the obligations of OZ to promptly notify Ericsson in advance.

4         FRAME

          The following design frame is estimated to be handled by OZ during 1999:

                                                              Orderer
     Design Area            Maximum Volume                    Receiver
     -----------            --------------                    --------
     Community/LINK         30.000 man-hours          *  Fred Skogli (ETX)
                                                      ** Birgir Thrainsson (OZ)

          *         Person authorised to sign orders within the defined Maximum
                    Volume

          ** Person authorised to receive and confirm orders within the defined Maximum Volume

          Note:     Maximum Volume shall be indicated in orders and invoices.

                    The special competence of the persons performing the development work, if any, shall be stated by Ericsson in each order.

                    Should any party to this Frame Purchase Order fail to meet the undertaking specified in an order, the failing party has to carry the extra costs, if any, necessary to remedy such failure (e.g. procure replacement resources/assignments).

5         PRICE

          For current account assignments during 1999 the price will be 72 USD per man hour.

          The costs to be covered by the manhour price is specified in Special Cooperation and Development Agreement.